Consulting Agreement

This agreement is made as of June 21, 2002, by and between Medivisor Inc., with principal offices at 18 Chauncey Place, Woodbury, NY 11797 (the "Company") and Glenn Michael Financial, Inc. with principal offices at 534 Broadhollow Road, Suite 425, Melville, New York, 11747 (the "Consultant").

Witnesseth

WHEREAS, the Consultant is an NASD registered broker/dealer involved in the securities business.

WHEREAS, the Company desires to retain the Consultant, and the Consultant desires to be retained by the Company, pursuant to terms and conditions hereinafter set forth:

1. Retention: The Company hereby retains the Consultant to perform non-exclusive consulting services related to corporate finance and other matters, and the Consultant hereby accepts such retention and shall undertake reasonable efforts to perform for the Company the duties described herein. The Company recognizes that the Consultant now renders and may continue to render financial consulting and other investment banking services to other companies that do not conduct business or activities similar to those of the Company.

   (a) The Consultant agrees, to the extend reasonably required in the conduct of the business of the Company, and at the Company's request, to place at the disposal of the Company its judgment and experience and to provide business development services to the Company, including, without limitation, the following;

   I. To assist in potential financing requirements;
   II. To assist in potential mergers and acquisitions;
   III. To provide advice on corporate finance matters including, without limitation, changes in capitalization and corporate structure;
   IV. To assist in strategic development.

   (b) Nothing in this Agreement shall impose any obligation upon the Company or the Consultant to consummate any transactions or to enter into any discussions or negotiations with respect thereto.

2. Term: The Consultant's retention hereunder shall be for a term of one (1) year commencing on the date of this agreement.

3. Compensation: For the services rendered by the Consultant to the Company under the terms of this Agreement, in consideration of the execution of this agreement by the Consultant, the Company shall pay compensation to the Consultant as follows:

   Upon the execution of this Agreement, the Company shall cause to be issued to the Consultant warrants to purchase 1,000,000 shares of the Company's common stock (collectively referred to as the "Warrants"). The Warrants shall have the following terms and conditions.

   (a) The Warrants shall be issuable as follows:

The company shall issue to Consultant Warrants entitling the Consultant to purchase 1,000,000 shares of the Company's common stock at $1.25 per share.

(b) The Warrants shall have the following terms and conditions:

I. Each of the Warrants shall be effective for a period of five (5) years from the date this Agreement is executed;

II. Each of the Warrants shall be adjusted for any stock splits or stock dividends;

III. Each of the Warrants shall be freely assignable by the Consultant;

IV. The Consultant, or its assignee, shall be entitled to demand registration and "piggyback" rights with respect to the shares of the Company's common stock underlying the Warrants.

V. Upon registration of the shares underlying the warrants, the company has the right to call or force conversion if the stock trades at 200% above the strike price for ten (10) consecutive trading days and the average daily volume for the preceding 30 trading days is in excess of 100,000 shares.

4. Indemnification: The Company agrees to indemnify and hold harmless the Consultant and its affiliates, the respective directors, officers, partners, agents and employees and each other person if any, controlling the consultant or any of its affiliates (collectively the "Consultant Parties"), from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorney fees and actual disbursements) that results from the action taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, its agents or employees. The Consultant will indemnify and hold harmless the Company and the respective directors, officers, agents and employees of the Company (the "Company Parties") from and against all losses, claims, damages, liabilities and expenses that result from bad faith negligence or unauthorized representation of the Consultant. Each person or entity seeking indemnification hereunder shall promptly notify in writing the Company or Consultant, as applicable, who may become liable pursuant to this paragraph and shall not pay, settle or acknowledge liability under any such claim without consent of the party liable for such indemnification and shall permit the Company or the Consultant, as applicable, a reasonable opportunity to cure any underlying situation, and/or to mitigate any actual or potential damages. The scope of this indemnification between the Consultant and the Company shall be limited to, and pertain only to, those certain transactions contemplated or entered into pursuant to this agreement.

The Company or the Consultant, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification within fifteen (15) days of notice of the claim.

The rights stated pursuant to the proceeding two paragraphs shall be in addition to any rights that the Consultant or the Company or any person entitled to indemnification have under common law or otherwise, including, without limitation, any right to contribution.

5. Status of Consultant: The Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the company.

6. Other Activities of Consultant: The Company recognizes that the Consultant now renders and may continue to render financial consulting and other investment banking services to other companies which may not conduct business or activities similar to those of the company. The Consultant shall not be required to devote its full time and attention to the performance of its duties under this agreement but shall devote only so much of its time and attention as it deems necessary to discharge its duties hereunder.

7. Control: Nothing contained herein shall be deemed to require the Company to take any action contrary to its certificate of incorporation or bylaws, as each may be amended from time to time, or any applicable statute or regulation, or to deprive its board of directors of their responsibility for any control of the conduct to the affairs of the Company.

8. Notices: Any notices hereunder shall be sent to the Company and the Consultant at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage paid, and shall be deemed to have been given when deposited in the United States Mail. Either party may designate any other address to which, or manner in which, notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

9. Governing Law: This agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without regard to conflict of laws.

10. Entire Agreement: This agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous agreements between the parties.

11. Binding Effects; Assignment: This agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assignees; provided, however, that this agreement, and the rights and obligations hereunder, may not be assigned by either party hereto without the prior written consent of the other party.

12. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

13. Severability: Whenever possible, each provision of this agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Arbitration: Any controversy arising to this agreement or the breech thereof, and whether executed or to be executed within or outside the United States, shall be settled by arbitration before the American Arbitration Association (AAA), at its offices in New York City, New York.

15. Non-Circumvent: In order to prevent the Company from circumventing Consultant's position with an Entity, the Company agrees that whether or not any Transaction concerning the Company is completed, for a two-year period commencing from the date of this Agreement, without the prior express written consent of the Consultant, neither the Company nor any of its officers, employees, or agents will (a) contact directly or indirectly any person or Entity introduced to the Company by Consultant during the term of this Agreement; or (b) circumvent Consultant's position with respect to the Company or Entity in any manner whatsoever.

IN WITNESS WHEREOF, the parties executed this Agreement as of the effective date of this Agreement.

Medivisor Inc.

By: Dino Luzzi — 6-21-02

Dino Luzzi, President — Date

Glenn Michael Financial, Inc.

By: Francine Lanaia VP — 6-21-02

Francine Lanaia, Vice President — Date

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, GLENN MICHAEL FINANCIAL hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. _____) with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares
ANTHONY P. MURATORE	10 KIMBERLY CT LAKE GROVE, NY 11755	500,000
PETER MURATORE	20 KENNY ST HAUPPAUGE, NY 11788	500,000

Dated: 12/3/02

Glenn Michael Financial Inc

By: [signature] VP
Name: FRANCINE LASAIA
Title: VP

Signature Guaranteed:

By: ______________________

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.